Exhibit 99.1

Company Press Release

Discovery Laboratories Completes Merger With Acute Therapeutics

DOYLESTOWN, PA--(BW HealthWire)--June 17 1998--Discovery Laboratories, Inc. (Discovery) (NASDAQ Small Cap: DSCO - news, DSCOU - news) announced today that shareholders ratified the merger with its majority-owned subsidiary, Acute Therapeutics, Inc. (ATI). Shareholders voted in favor of the merger, at the Annual Shareholders meeting. As a result of the merger the management of Discovery is now assumed by the former ATI management team. Robert J. Capetola, Ph.D., formerly CEO of ATI, is now the CEO of the combined company.

Dr. Capetola, said, "We are very excited about the new simplified corporate structure of Discovery. This merger will allow us to continue the accelerated development of Surfaxin in our pivotal Phase 3 direct ARDS (acute respiratory distress syndrome) trial." Capetola continued, "Our primary objective in this merger was to join and focus our resources on the development of the combined Company's portfolio compounds."

Pursuant to this merger Discovery acquired all outstanding shares of common stock of ATI through a merger of ATI Acquisition Corp. into ATI. The merger results in 100% ownership by Discovery of ATI's product portfolio and is expected to strengthen Discovery's drug development team and consolidate development activities. Discovery's headquarters have been relocated to ATI's Doylestown, PA location. As a result of the merger, the stockholders of ATI will be issued 3.90 shares of Discovery common stock in exchange for each share of ATI common stock held by them prior to the transaction.

Evan Myrianthopoulos, Vice President of Finance commented, "Obtaining 100% ownership of the Surfaxin technology is an important milestone for the Company. At the same time, we have fortified our company by gaining ATI's drug development expertise."

Discovery's lead product in development is Surfaxin for the treatment of direct ARDS. Surfaxin is a novel, proprietary, peptide-containing lung surfactant invented at The Scripps Research Institute and initially developed by Johnson & Johnson. The peptide is KL4 (sinapultide), a 21 amino acid peptide modeled after the important human surfactant protein B. Lung surfactants are protein-lipid complexes that coat the airsacs of the lung and facilitate oxygen exchange with blood. ARDS is an acute generalized inflammatory disease of the lung affecting approximately 150,000 persons per year in the U.S. and has an associated mortality rate of approximately 50%. Surfaxin is also the subject of an ongoing Phase 2 trial in meconium aspiration syndrome (MAS) in newborn infants.

Discovery Laboratories, Inc. is a biopharmaceutical company whose mission is to develop and commercialize medically novel therapeutics for critical care. Presently, Discovery is developing proprietary pharmaceuticals to treat direct ARDS, MAS, idiopathic respiratory distress syndrome (IRDS), postmenopausal osteoporosis and cystic fibrosis. Discovery has a novel vitamin D


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analog for postmenopausal osteoporosis called ST-630, which is currently in a
Phase 1B clinical trial in postmenopausal women. Discovery is actively seeking a partner to develop ST-630 worldwide. Phase 1/2 clinical trials of SuperVent, Discovery's novel nebulized product for the treatment of cystic fibrosis, are also underway. More information about Discovery is available on the company's web site at: "http://www.discoverylabs.com"

To the extent that statements in this press release are not strictly historical, including statements as to future financial conditions, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements contain in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Among the factors which could affect the Company's actual results and could cause results to differ from those contained in the forward-looking statements contained herein are the risk that financial conditions may change, risks relating to the progress of the Company's research and development and the development of competing therapies and/or technologies by other companies. Those associated risks and others are further described in the Company's filings with the Securities and Exchange Commission.

Contact:

         DISCOVERY LABORATORIES, Inc.
         Evan Myrianthopoulos, Vice President of Finance
         212.223.9504

                                          or

         Investor Contact: Dian Griesel, Ph.D.
         The Investor Relations Group, Inc.
         212/664-8489